Exhibit 99.2

SWK Holdings and Carlson Capital L.P. Announce Board Changes, Formation of Strategic Review
Committee and Update on Previously-Disclosed Non-Binding Proposal

Dallas, TX, May 17, 2021 – The Board of Directors (the “Board”) of SWK Holdings Corporation (Nasdaq: SWKH) (the “Company” or “SWK”) and its controlling stockholder, funds affiliated with Carlson Capital, L.P. (“Carlson”), announced today that the Board and Carlson have jointly agreed that the Board will form a strategic review committee (the “Strategic Review Committee”) to identify, review and explore strategic alternatives for the Company with a view to maximizing stockholder value.

In connection with this decision, the Board has agreed to immediately appoint Marcus Pennington, a Director at Carlson, to serve as a member of the Board and a nominee for election at the 2021 annual meeting of stockholders. The Strategic Review Committee will be chaired by Mr. Pennington and will also include existing directors Edward B. Stead and Michael D. Weinberg and intends to commence its work immediately. The Company has also committed to Carlson that, if requested by Carlson prior to the Company’s 2022 annual meeting of stockholders, the Board will promptly appoint an additional non-executive, independent director to be mutually agreed between the Board and Carlson to serve as a member of the Board.

In addition, in support of the Strategic Review Committee’s mandate, Carlson announced that it has withdrawn its previously announced non-binding proposal from April 5, 2021 for a fund managed by Carlson to acquire the Company’s loan and royalty assets. After careful consideration and further negotiation on the proposed transaction, Carlson and the previously-disclosed special committee of non-executive, independent directors of the Company (the “Special Committee”) jointly concluded that they would not be able to reach an agreement on the terms of the potential transaction and Carlson would withdraw its proposal in support of the Strategic Review Committee’s mandate. The Special Committee stated “We thank Carlson for its proposal and the open and collaborative spirit in which we have been able to discuss the Company’s future together.” The Board expects to dissolve the Special Committee in the near future.

Clint Carlson, President and Chief Investment Officer of Carlson, stated “We had made an initial proposal and subsequent enhancements to the proposal that we thought significantly enhanced SWK stockholder value and are disappointed that we were not able to complete the transaction. However, as it is clear that the proposed transaction is not proceeding, the formation of this Strategic Review Committee to pursue and evaluate third-party strategic alternatives has the full support of Carlson Capital, and we look forward to working together and seeking to deliver enhanced value to SWK’s stockholders as expeditiously as possible.”

The Board has not made any decision to enter into any transaction at this time, and there can be no assurance that the exploration of strategic alternatives will result in any transaction being announced or agreed upon. The Company has not set a timetable for the Strategic Review Committee’s exploration of strategic alternatives, and it does not intend to comment further unless the Board and the Strategic Review Committee have approved a specific transaction or the Company has otherwise determined that further disclosure is appropriate or required by law.

About SWK Holdings:

SWK is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma (“Enteris”), whose core Peptelligence™ drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include statements regarding the formation of the Strategic Review Committee and the Strategic Review Committee’s review of strategic alternatives. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
+1 212.375.2664

mmcenroe@tiberend.com